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                                                                EXHIBIT 11.1

                              SOLIGEN TECHNOLOGIES, INC.

                          COMPUTATION OF NET LOSS PER SHARE



                                THREE MONTHS ENDED
                                      JUNE 30,
                                      --------
                                1997           1996
                                ----           ----
Weighted average common
  shares outstanding         31,440,950      29,738,330

Net loss                   $   (299,000)   $   (554,000)

Net loss per share         $      (0.01)   $      (0.02)